AGREEMENT made as of the 15th day of October, 2008

between

ST. LAWRENCE ALLUVIAL SERVICES & LOGISTICS CORP.
A company incorporated under the laws of Panama
and its wholly owned subsidiary
LOGISTICA y SERVICIOS ALUVIALES SQAN LORENZO SAC
A company incorporated under the laws of Peru
(hereinafter collectively called “SLAC”)

-and-

CONSTITUTION MINING CORP.
A company incorporated under the laws of the United States of America (hereinafter called “CMIN”)

WHEREAS CMIN wishes to obtain consulting advice and exploration management and mineral property development services with respect to CMIN’s exploration and development project in Peru;

AND WHEREAS SLAC represents that its personnel, consultants, and contractors have the qualifications and relevant expertise in exploration and development methods and techniques as well as experience of working in South America in general and on alluvial-type deposits in particular;

AND WHEREAS CMIN wishes to retain the services of SLAC, and SLAC is desirous of providing such services to CMIN, for the aforesaid purposes on the terms and conditions hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

1.	TERM OF AGREEMENT. The term of this Agreement shall be for one (1) year commencing 15 October 2008, and shall, unless renewed by mutual agreement in writing, terminate on 15 October 2009.

2.
PROVISION OF SERVICES.  SLAC agrees, in consideration of the management fee payable to SLAC hereunder, to provide CMIN with exploration and development advice and management (hereinafter referred to as the “Services”) in connection with existing and proposed exploration programs of CMIN or its affiliated and/or subsidiary companies on the Gold Sands project in Peru as well as the support functions required to successfully implement such programs.  The Services shall include, but not be limited to, provision of logistics and infrastructure in the project area, office and administration support for project activities, exploration planning, program management, mapping, logging, provision of drilling services and equipment, provision of a field laboratory, processing and analysis of samples, data compilation, data processing, interpretation of data, preparation of reports, assessment of exploration techniques, evaluation of programs, discussions and training of CMIN exploration staff, field trips and other assistance as may be requested by CMIN.  In addition, SLAC shall endeavor to work with people and communities that may be affected by the programs, and to minimize the impact on the environment so as to preserve its purity.  SLAC shall provide the Services hereunder in a good and workmanlike fashion, diligently, in good faith, and in a manner consistent with industry best practices.  SLAC will comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services provided hereunder.

3.
PROVISION OF COMPETENT PERSONNEL AND EQUIPMENT.  SLAC agrees to provide competent personnel, consultants, and contractors to carry out the Services.  SLAC will also provide appropriate equipment and infrastructure in order that the programs call be successfully implemented.

4.	PROGRAM AND BUDGET. SLAC shall in conjunction with CMIN, develop the overall program. Component program elements shall be budgeted, and, upon approval by CMIN, executed under the direction of SLAC.

5.	COSTS. All costs incurred in the execution of the Services shall be charged to CMIN.

6.	MANAGEMENT FEE. SLAC shall charge a Management Fee of 10 on all costs incurred in the execution of the Services.

7.           INVOICING.  SLAC shall submit invoices to CMIN on a monthly basis.

8.	PAYMENT. CMIN shall pay SLAC within two weeks of receipt of invoice. All amounts due hereunder shall be paid in USD, and shall be deposited by CMIN in a bank account as designated by SLAC in writing.

9.	ADVANCE. CMIN shall advance to SLAC the sum of USD 250,000, which sum shall be due on execution of the agreement.

10.
LOCAL TAXES.  The amounts due hereunder shall be net of taxes.  CMIN shall assume the cost of any tax or withholding obligation, and shall provide SLAC with a copy of an official receipt evidencing payment of any such taxes.

11.
INDEPENDENT CONTRACTOR.  With respect to all claims and damages on account of loss or damage to property, or injury or death of any person or persons arising from or out of provision of the Services by SLAC hereunder, SLAC shall be deemed to be an independent contractor, and neither it not its personnel shall be deemed to be a representative, agent, or employee of CMIN, and, with respect to any such claim, damage, loss, injury or death, SLAC shall indemnify and save CMIN harmless from and against any and all liability for such loss, damage, injury or death, except such liability as may arise out of sole negligence of CMIN.  SLAC shall maintain such insurances as will protect it from all claims and damages for personal injury and death, and from all claims and property damage arising from the provision of the Services under this Agreement.

12.
CONFIDENTIALITY.  SLAC shall, and shall cause all its personnel, consultants, and contractors to, keep confidential all information disclosed by CMIN or acquired by SLAC through the performance of the Services hereunder, and shall not disclose for divulge such information to third parties without the written consent of CMIN.  The obligation to keep secret and confidential and not disclose any such information shall not apply to any information oin the public domain or which at the time of disclosure is already known to SLAC and/or its personnel, consultants, and contractors, or when disclosure is required under applicable law and regulations.

13.
TERMINATION FOR DEFAULT.  If either party fails to perform any of its obligations to the other party under this Agreement, and such non-performance is not cured within thirty (30) days after receipt by the defaulting party of written notice of the non-performance, then the party giving notice of non-performance may terminate this Agreement by giving ten (10) days prior written notice to the defaulting party.

14.
ARBITRATION.  In case of disputes arising under this Agreement, which are not settled within a reasonable time and not exceeding three (3) months, the parties shall refer such disputes and differences to arbitration in the United States of America.

15.
NOTICES.  Any communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered by hand, sent by facsimile, couriered, or mailed by certified or registered mail, postage prepaid, addressed as follows:

TO CMIN:             CONSTITUTION MINING CORP.
Manuela Saenz 323, Suite 706
(C1107BPA) Buenos Aires
Argentina

FAX +54-11-5236 9978

TO SLAC:              ST. LAWRENCE ALLUVIAL SERVICES & LOGISTICS CORP
&
LOGISTICA y SERVICIOS ALUVIALES SAN LORENZO SAC
Calle 2a, #129
Villa Soberania, Panama City
Republic of Panama

FAX +507-264-7521

16.	ASSIGNMENT: SLAC may not assign, pledge, mortgage, or otherwise encumber any of its rights hereunder without the prior written consent of CMIN.

17.	GOVERNING LAW. This Agreement shall be interpreted in accordance with the Laws of the United States of America.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under their respective hands of their proper offices duly authorized in that behalf as applicable.

CONSTITUTION MINING CORP

By: /s/ Willem Fuchter
            William Fuchter

Title:   President, Chief Executive Officer,
            and Director

ST. LAWRENCE ALLUVIAL SERVICES & LOGISTICS CORP
&
LOGISTICA y SERVICIOS ALUVIALES SAN LORENZO SAC

By: /s/ Cesar De Gracia
             Cesar De Gracia

Title:     President